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                                                               Exhibit (b)(8)(b)

                              INDEMNITY AGREEMENT



     In consideration for the agreement of Merrill Lynch Life Agency, Inc. ("MLLA") to enter into the General Agent's Agreement (the "Agreement") with ML Life Insurance Company of New York ("ML of New York") and other good and valuable consideration, ML of New York hereby agrees as follows:

          ML of New York will indemnify and hold harmless MLLA and all persons associated with MLLA as such term is defined in Section 3(a)(21) of the Securities Exchange Act of 1934 against all claims, losses, liabilities and expenses, to include reasonable attorneys' fees, arising on or after the date of this Indemnity Agreement out of the sale of MLLA of insurance products under the above referenced Agreement, provided that ML of New York shall not be bound to indemnity or hold harmless MLLA or its associated persons for claims, losses, liabilities and expenses arising on or after the date of this Indemnity Agreement directly out of the willful misconduct or negligence of MLLA or its associated persons.

     This indemnification shall survive the termination of the Agreement for any claims arising thereunder for sales on or after termination.

                         ML LIFE INSURANCE COMPANY OF NEW YORK


Dated:                        By:   /s/ BARRY G. SKOLNICK
       -------------              -------------------------------
                                        Barry G. Skolnick


                         MERRILL LYNCH LIFE AGENCY, INC.


Dated:                        By:   /s/ WILLIAM A. WILDE
       -------------              -------------------------------
                                        William A. Wilde